EXHIBIT 12.1

                             APPAREL RETAILERS, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)

                                                                                     Fiscal Year
                                                                 -------------------------------------------------------------------
                                                                   1991           1992           1993           1994           1995
                                                                 -------        -------        -------        -------        -------
 Income before extraordinary income .....................        $ 3,961        $12,235        $13,426        $ 6,630        $10,730
 Minority interest in Bealls Holding ....................            749           --             --             --             --
 Income tax expense .....................................          3,993          8,340          7,569          4,317          6,767
                                                                 -------        -------        -------        -------        -------
Income before income tax, minority interest
    and extraordinary item ..............................          8,703         20,575         20,995         10,947         17,497
                                                                 -------        -------        -------        -------        -------
 Fixed charges charged to expense:
    Rental expense (1) ..................................          7,275          7,575          8,803          8,879         10,051
    Interest expense ....................................         33,928         32,384         37,607         41,694         44,770
    Dividend and accretion on redeemable
       preferred stock of subsidiary ....................            749           --             --             --             --
                                                                 -------        -------        -------        -------        -------
    Total fixed charges charged to expense ..............         41,952         39,959         46,410         50,573         54,821
                                                                 -------        -------        -------        -------        -------
 Income before income tax, minority interest,
    extraordinary item and fixed charges
    charged to expense ..................................        $50,655        $60,534        $67,405        $61,520        $72,318
                                                                 =======        =======        =======        =======        =======
 Fixed charges charged to accruals:
    Rental expense (1) ..................................        $   898        $   803        $   298        $   446        $ 1,516
    Interest expense ....................................            667            381           --             --             --
                                                                 -------        -------        -------        -------        -------
    Total fixed charges charged to accruals .............          1,565          1,184            298            446          1,516
                                                                 -------        -------        -------        -------        -------
 Total fixed charges ....................................        $43,517        $41,143        $46,708        $51,019        $56,337
                                                                 =======        =======        =======        =======        =======
 Ratio of earnings to fixed charges .....................           1.16           1.47           1.44           1.21           1.28
                                                                 =======        =======        =======        =======        =======

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(1)  Rental expense comprises one-third of all rental expenses incurred during the period. This is deemed by management to be representative of the interest factor of rental payments